Exhibit 99.1

Covalent Group, Inc. Enters Into

Combination Agreement with Remedium Oy

Conference Call Scheduled for 11:00 AM ET Today

Highlights of the Proposed Transaction

•	Combined Company to Offer Advanced Consulting Services and Cost Efficient Clinical Research Operations Across Multiple Therapeutic Areas in 26 Countries Including Central and Eastern Europe

•	New Business Model Covering the Drug Development Value Chain

•	Allows the Combined Company to Achieve a Critical Mass of Workload Supporting Top-line Growth and Profitable Operations

•	A Joint Client Base Consisting of 11 of the Top 15 Global Biopharmaceutical Companies

•	Combined $35-40 Million Backlog Expected at Closing

•	Combined Company to be Named Encorium BioSolutions, Inc.

WAYNE, PA, March 3, 2006 — Covalent Group, Inc. (Nasdaq: CVGR) (“Covalent”), a leader in the design and management of complex clinical trials and patient disease registries for the pharmaceutical, biotechnology and medical device industries, today announced that it has entered into a definitive combination agreement with Remedium Oy (“Remedium”), a privately-held, full-service clinical research organization (“CRO”) based in Finland with offices in 8 countries throughout Scandinavia, Central Europe, and Eastern Europe.

Transaction Details

Under the terms of the agreement, which has been approved by the Boards of Directors of both companies and the shareholders of Remedium, Covalent expects to pay $20 million for all of the outstanding shares and common stock equivalents of Remedium. The consideration for the transaction is expected to be in the form of Covalent shares in the amount of $16 million and $4 million in cash, subject to certain purchase price adjustments. The closing is expected to occur at the end of the second quarter of 2006 subject to certain contingencies including, but not limited to, the approval of Covalent’s shareholders and a scheduled new fundraising to help finance the transaction.

Upon closing, the combined company will be named Encorium BioSolutions Inc. (“Encorium”). Covalent will apply for a new ticker symbol in connection with the name change. Covalent expects that the combined company will continue to be listed on the Nasdaq Small Cap market subsequent to the closing.

Strategic Objectives Including New Business Model

The goal for Encorium is to become a global leader in the design and management of complex clinical trials and patient registries for the pharmaceutical, biotechnology, and medical device industries. The company intends to accomplish this goal by further expanding its service offerings to cover the biopharmaceutical product development value chain. This will be reached through a strategy based on the following cornerstones:

i)	utilizing the benefits of the geographic footprint of the combined entity to provide timely and cost efficient advanced as well as traditional services for the development of biopharmaceuticals and medical devices;

ii)	leveraging scientific/medical consulting capabilities that target areas of exceptional expertise including cardiology and cardiovascular disease-related illnesses, the use of biologics and/or vaccines for infectious disease and counter-bioterrorism applications, and oncology;

iii)	expanding into the post-approval market for drugs and biologics through patient registries, post-marketing surveillance studies, and strategic partnerships;

iv)	becoming a strategic partner in the development of biopharmaceutical products on a global scale.

Combined Operations

Encorium BioSolutions, Inc. will be headquartered in Wayne, Pennsylvania and have its European base of operations in Espoo, Finland. At the time of closing, it will have approximately 220 employees based in North America, Scandinavia, and throughout Europe. Encorium will have a direct geographic reach that covers 26 countries with offices located in 10 countries including the United States and the United Kingdom as well as throughout Scandinavia, Central Europe, and Eastern Europe. In addition, Encorium will continue its collaboration with its Brazilian partner allowing the provision of full-service operational capabilities in 12 South and Central American countries.

Financials and Financial Targets

At closing, the annualized revenue of the combined company is expected to be in the range of $21-$23 million, supported by a backlog at closing of approximately $35-40 million. The growth strategy and future synergies that are expected through the combination are believed to have the potential to significantly enhance revenues and profitability going forward. The goal for Encorium is to have revenues exceeding $100 million by 2010.

Kenneth M. Borow, M.D., Covalent Group’s President and Chief Executive Officer, commented, “We believe that this transaction represents a breakthrough event in Covalent’s history. Previously, new business contracts of significant size and scope had been difficult to win when Covalent and Remedium were operating as stand-alone companies. The combined company will be able to compete for a broader range of global and regional new business contracts by virtue of its increased size, expanded geographic footprint, and depth of resources. In addition, this combination will provide Covalent with a global platform from which to further expand our highly respected position as a consulting company focused on value-added intellectual input, innovative drug development planning and design, and exceptional clinical trial execution.”

Dr. Borow continued, “Kai Lindevall, M.D., Ph.D., Remedium’s President and CEO, leads a respected and seasoned group of industry professionals. Covalent and Remedium have a history of successfully working together to serve our clients by virtue of our strategic relationship on important clinical trials. Our companies fit well together culturally and share a commonality of values and vision. We believe that all of these factors will greatly facilitate a smooth integration and transition of the companies into Encorium BioSolutions, Inc.”

Dr. Borow added, “Remedium’s operations cover countries that provide access to approximately 180 million people. This will have positive impact on our ability to identify appropriate study sites in Europe and Scandinavia and allow us to recruit for various clinical trials in a timely and cost effective manner. I am delighted that Dr. Lindevall will lead our combined company as President, European and Asian Operations, reporting directly to me. I will be President and CEO of Encorium, with Larry Hoffman, CPA, Esq., Covalent’s current CFO, assuming the position of Chief Financial Officer and General Legal Counsel for Encorium. Because we believe that this combination represents an important growth opportunity for Covalent and for Remedium, we do not anticipate significant workforce reductions as a result of this merger.”

Remedium’s President and CEO Dr. Lindevall stated, “Covalent has a proven management team, a full range of clinical trial capabilities and expertise, and an impressive track record of programmatic successes. Its consulting services, an important distinguishing feature, provide an integrated scientific and operational approach to the successful development of drugs and biologics. The new company will be well positioned to provide timely and cost efficient solutions to the biopharmaceutical industry utilizing our extensive clinical research capabilities in Scandinavia, Central Europe, and Eastern Europe. In addition, Covalent will provide Remedium’s current clients with expanded access to clinical trial resources in the Americas and Western Europe. I believe that the excellent track record of the combined entity in the areas of advanced cardiovascular disease as well as infectious diseases and vaccines will form a firm foundation for Encorium to become a leading global service provider to the biopharmaceutical and medical device industries.

Information regarding Covalent and Remedium is available at the companies respective web sites: www.covalentgroup.com and www.remedium.com. In addition, information specific to Encorium BioSolutions, Inc. will be accessible at www.encorium.com.

Conference Call

Covalent Group will hold a conference call later this morning (March 3, 2006) at 11:00 A.M. EST to discuss this proposed acquisition. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial +1 706 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.covalentgroup.com. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available through March 30, 2006. A telephone audio replay will also be available through March 12, 2006, by dialing (800) 642-1687 from the U.S., or +1 706 645-9291 for international callers, and entering conference ID number 5825658 when prompted.

About Remedium

Founded in 1996, Remedium is a full-service CRO for Phase I-IV clinical development of drugs and biologics to the pharmaceutical and biotechnology industries. Its in-house staff consists of 11 physicians, clinical and data management teams, and an early development team that specializes in fast-tracking Phase I and Phase II studies. Remedium’s comprehensive services include the filing of Investigational New Drug (IND) and similar regulatory applications, preparation and submission of New Drug Applications (NDAs), and post-marketing surveillance on an international basis. Remedium has completed more than 160 clinical research projects involving over 45,000 subjects. Remedium applies the highest standards within the industry and has validated systems which are compliant with 21 CFR part 11. It has strong relationships with government-owned clinics and specialty societies focused on cardiovascular and oncologic diseases. In addition, it has a well-developed network of consulting specialists and Principal Investigators throughout Europe. For more information, please visit www.remedium.com.

About Covalent Group, Inc.

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. With its wholly-owned international subsidiary, Covalent Group, Ltd., Covalent is able to meet the North American and Western European drug development needs of its clients. For more information, please visit www.covalentgroup.com.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Covalent and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Covalent Group, Inc.		The Equity Group Inc.
Lawrence Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan: (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.covalentgroup.com